FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin
Director of Corporate Communications
+1.630.245.1780
media@calamos.com

Calamos Asset Management, Inc. Reports
Fourth Quarter and Full Year 2012 Results; Declares Dividend; Announces Share Repurchase Program

NAPERVILLE, Ill., February 4, 2013 – Calamos Asset Management, Inc. (NASDAQ: CLMS), a diversified global investment firm offering equity, fixed income, convertible and alternative strategies, today reported fourth quarter 2012 results.

Highlights

•
Non-GAAP diluted earnings per share was $0.32 for the fourth quarter, compared to $0.31 in the previous quarter and $0.30 in the fourth quarter of 2011.1 Non-GAAP net income attributable to Calamos Asset Management, Inc. (CAM) was $6.6 million for the quarter, compared to $6.5 million last quarter and $6.1 million a year ago.

•
GAAP diluted earnings per share was $0.22 for the fourth quarter, compared to $0.23 per share in the previous quarter and $0.00 from the fourth quarter of last year. Net income attributable to CAM was $4.6 million for the quarter compared to $4.7 million last quarter and a loss of $64,000 a year ago.

•	Revenues for the current quarter were $76.9 million compared to $81.8 million in the previous quarter and $82.4 million in the same quarter of the prior year.

•	Operating margin was 36.5% for the fourth quarter, compared to 38.8% in the previous quarter and down from 37.6% in the fourth quarter of 2011.

•	Total Assets2 were $30.6 billion at December 31, 2012, an 11% decrease from $34.3 billion at the end of last quarter and a 7% decrease from $32.8 billion at December 31, 2011.

•	Net flows were negative $3.1 billion for the quarter and negative $4.6 billion for the year.

•
The Board of Directors of CAM increased the regular quarterly dividend to 12.5 cents per share from 11 cents per share, representing an increase of 14%. The dividend is payable on March 7, 2013 to shareholders of record on February 21, 2013.

•	The Board of Directors of CAM approved a share repurchase program to acquire up to 3 million shares of the company’s common stock. Share repurchases are expected to occur over the next 2 years.

The table below highlights certain GAAP and non-GAAP financial measures:

	Three Months Ended
	December 31,	September 30,	December 31,
	2012	2012	2011

Ending Total Assets (in millions)	$30,580	$34,293	$32,777
Average Total Assets (in millions)	$32,269	$33,926	$33,229

(in thousands, except earnings per share)
Total revenues	$76,877	$81,847	$82,366
Total operating expenses	$48,796	$50,114	$51,411
Operating income	$28,081	$31,733	$30,955
Operating margin	36.5%	38.8%	37.6%
Net income (loss) attributable to CAM	$4,606	$4,733	$(64)
Non-GAAP net income attributable to CAM	$6,576	$6,478	$6,148
Diluted earnings per share	$0.22	$0.23	$0.00
Non-GAAP diluted earnings per share	$0.32	$0.31	$0.30

Management Commentary

“The company had outflows during the fourth quarter from investment strategies that have experienced performance challenges and from strategies that were closed to new investors.  These challenges were exacerbated by the headwinds of overall industry outflows in U.S. and international equities during the fourth quarter,” said John P. Calamos, Sr., Chief Executive Officer and Global Co-Chief Investment Officer.

“Investment performance is our number one priority and we are very focused on continuing to improve our investment results. In hindsight, our outlook as we entered 2012 was too pessimistic, which hindered the performance of some of our strategies. We are more positive moving into 2013, although we expect continued volatility in financial markets. Consistent with our more positive economic outlook, we have revisited a number of our investment strategies and made adjustments. Our investment team is finding new opportunities in various sectors and asset classes globally, including the convertible market, and we recently reopened our market neutral and lower volatility equity strategies, which were closed to new investors during 2012. We believe reopening these strategies will help to attract new investors and flows during 2013. Also, with the addition of a Value team and the broadening of our alternatives platform through the acquisition of a Long/Short team during 2012, we are working to capitalize on a broader opportunity set and to offer our clients additional products to meet their asset allocation needs,” said Calamos.

“The Board of Directors of CAM authorized the repurchase of up to 3 million shares of the company’s outstanding Class A Common Stock by Calamos Investments LLC over the next 2 years.   The program was implemented primarily to manage the dilution from share issuance under the company’s incentive compensation plan,” said Calamos.

Total Assets and Flows

Total Assets as of December 31, 2012 were $30.6 billion, a decrease of $3.7 billion, or 11%, from the previous quarter.

•
Net flows for the quarter were negative $3.1 billion, comprised primarily from U.S. growth strategies and strategies that were closed to new investors in 2012. Market depreciation for the quarter was $587 million.

•	The company’s funds experienced net outflows of $2.0 billion for the quarter and $3.5 billion for the full year.

•	Separate accounts had $1.1 billion of net outflows for the quarter and for the full year.

•
The company’s global and international strategies that were open to new investors during all of 2012 had net inflows of more than $90 million for the quarter and net inflows of more than $1.1 billion for the year.

•	Average Total Assets were $32.3 billion during the fourth quarter of 2012, compared to $33.2 billion one year ago.

Quarterly Financial Results

Revenues

Revenues for the fourth quarter were $76.9 million, a decrease of 7% from $82.4 million during the same period last year.  Investment management fees for the fourth quarter of 2012 were $60.8 million, a decrease of 4% from the same quarter last year. The 3% decline in Average Total Assets was the driver of the decrease in investment management fees.  Distribution and underwriting fees decreased by $3.1 million compared to the same period in 2011 due to lower asset-based distribution fees across most share classes.

Operating Expenses

Operating expenses for the fourth quarter were $48.8 million, a decrease of 5%, from the same quarter last year.  Compensation expenses of $19.2 million for the quarter decreased by 3%, from the same quarter last year due to decreases in accruals for performance-based incentive compensation and lower equity compensation, partially offset by increases in salary and benefits expenses. For the quarter, distribution expenses were $14.2 million, a decrease of $1.5 million, due primarily to lower mutual fund assets under management across most share classes.  Amortization of deferred sales commissions decreased by $730,000, compared to the fourth quarter of 2011 due to the increasing average age of Class B and C share assets. Marketing and sales promotion expenses increased slightly to $4.9 million for the current quarter, compared to $4.7 million in the prior year quarter, increasing mainly due to higher supplemental distribution expenses. General and administrative expenses of $9.6 million for the fourth quarter were unchanged compared to the fourth quarter of 2011.

Operating Income and Margin

 Operating income was $28.1 million for the fourth quarter versus $31.0 million in the fourth quarter of 2011. Operating margin was 36.5% for the fourth quarter, down from 37.6% in the fourth quarter of 2011. The decrease in operating income and operating margin, as compared to the same period in the prior year, was due to a decline in total revenues which was greater than the decrease in total operating expenses.

Earnings Per Share

Non-GAAP diluted earnings per share for the fourth quarter was $0.32, an increase of $0.02 from the same period a year ago.  GAAP diluted earnings per share for the current quarter was $0.22 versus $0.00 for the same period a year ago. GAAP diluted earnings per share increased from the same quarter in the prior year as the deferred tax valuation allowance recorded in the fourth quarter of 2011 was partially offset by lower revenues.

2012 Results

Revenues

Revenues for the year were $326.7 million, a decrease of 7%, from $352.3 million in the same period of the prior year.  For the year, investment management fees were $255.8 million, a decrease of 4% compared to the same period in 2011. The decrease in investment management fees was driven by a 5% decrease in Average Total Assets. Distribution and underwriting fees decreased by $14.7 million compared to 2011 due to lower asset-based distribution fees across most share classes.

Operating Expenses

For the twelve months of 2012, operating expenses were $206.9 million, a 2% decrease from $212.0 million in 2011.  Compensation expenses of $82.2 million increased by 2%, compared to the same period last year due to increases in salary and benefits expenses and accruals for performance-based incentive compensation, partially offset by a reversal of equity compensation expense for forfeited awards. Distribution expenses for the year were $60.6 million, a decrease of $8.4 million, primarily due to a decrease in average mutual fund assets under management. Amortization of deferred sales commissions decreased by $2.1 million compared to the prior year, primarily due to the increasing average age of Class C share assets. For the year, marketing and sales promotion expenses were $19.5 million, compared to $17.1 million for the prior year, increasing primarily as a result of expense caps on certain funds which are supported by CAM to limit annual ordinary operating expenses.  General and administrative expenses were $40.2 million for the year compared to $39.2 million for the prior year, an increase of $1.0 million. The increase in expense was primarily due to an increase in travel expenses that occurred throughout the year and client reimbursements related to trade correction expenses that were recorded in the first quarter of 2012.

Operating Income and Margin

For the year, operating income was $119.8 million versus $140.3 million in the prior year. Operating margin was 36.7% compared to 39.8% for 2011. The decline in operating income and operating margin were both driven by the decrease in total revenues, partially offset by lower total operating expenses.

Earnings Per Share

Non-GAAP diluted earnings per share was $1.22 for the year versus $1.32 for 2011, while GAAP diluted earnings per share for 2012 was $0.88 versus $0.77 for 2011.

Non-Operating Results

Non-operating income, net of non-controlling interest in partnerships, was $53,000 during the fourth quarter of 2012, as presented in Table B, compared to a non-operating loss of $1.7 million for the fourth quarter of 2011. For the twelve months ended December 31, 2012, non-operating income, net of non-controlling interest in partnerships, was $19.8 million compared to $16.5 million in the prior year.

Total corporate investment portfolio returns, as presented in Table C, include investment income, net of non-controlling interest in partnerships, and net gains and losses on securities designated as “available-for-sale.” The company’s investment portfolio had a return of (0.4%) for the fourth quarter of 2012 and a return of 7.1% for the twelve months ended December 31, 2012.

 Income Taxes

Income tax provision was $1.7 million during the fourth quarter of 2012, compared to $6.6 million during the same period of 2011. The decrease was primarily due to a $4.0 million valuation allowance that was recorded in 2011 and certain deferred tax assets being adjusted during the fourth quarter of 2012, see Table D in the Appendix.

The $4.0 million valuation allowance that was recorded in 2011 related to CAM’s deferred tax asset which partially resulted from capital loss carryforwards from 2008 and 2009. As of December 31, 2012, the deferred tax asset associated with these capital loss carryforwards, net of valuation allowance, was $3.1 million. The ultimate realization of this asset is dependent upon the generation of sufficient capital gains prior to the expiration of capital loss carryforwards in 2013 and 2014. There was no change in the deferred tax valuation allowance in the fourth quarter of 2012.

Financial Position

The company’s financial position remains strong with a high degree of liquidity. As of December 31, 2012, the corporate investment portfolio included $106.8 million in cash and cash equivalents and $390.0 million in investments that were principally comprised of investments in products that the company manages. The corporate investment portfolio is used to provide seed capital for new funds, maintain conservative levels of capital for the company’s regulated subsidiaries and to invest in other corporate strategic initiatives. The company’s financial strength is instrumental in maintaining the firm’s investment-grade credit rating.

As of December 31, 2012, total debt was $92.1 million and total stockholders’ equity was $481.8 million.

Newly Authorized Repurchase Program

Under the repurchase program, Calamos Investments LLC is authorized to repurchase up to 3 million shares at prevailing market prices, through open market purchases or privately negotiated transactions at such times, manner and prices as are determined by management, subject to market conditions and applicable legal requirements. The program was implemented primarily to manage the dilution of share issuances under  the company’s incentive compensation plan.  The repurchases are expected to occur over the next two years.  However, there is no minimum number of shares to repurchase, the Company may discontinue repurchases at any time and there is no assurance as to the number, if any, of shares which may actually be repurchased under the program.

Investor Conference Call

Management will hold an investor conference call at 4 p.m. Central Time on Monday, February 4, 2013. To access the live call and view management’s presentation, visit the Investor Relations section of the company’s website at www.calamos.com/Investors. Alternatively, participants may listen to the live call by dialing 888.471.3828 in the U.S. or Canada (719.325.2480 internationally), then entering conference ID #3256343. A replay of the call will be available for one week following the date of the call by dialing 888.203.1112 in the U.S. or Canada (719.457.0820 internationally), then entering conference ID #3256343. The webcast also will be available on the Investor Relations section of the company’s website at www.calamos.com/Investors for at least 90 days following the date of the call.

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified global investment firm offering innovative investment strategies including equity, fixed income, convertible and alternative investments. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York. For more information visit www.calamos.com.

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations.  Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see "Forward-Looking Information" in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

1 See Table A for a more detailed description of non-GAAP financial measures, how they may be useful to management and investors in evaluating the company, how they may differ from non-GAAP financial measures disclosed by other companies, and a reconciliation of such adjusted measures to the most related GAAP financial measures.

2 Total Assets include assets under management as well as assets for which the company provides model portfolio design and oversight.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Investment management fees	$60,773	$63,163	$255,823	$266,553
Distribution and underwriting fees	15,372	18,443	67,816	82,539
Other	732	760	3,037	3,229
Total revenues	76,877	82,366	326,676	352,321
Expenses:
Employee compensation and benefits	19,228	19,861	82,154	80,160
Distribution expenses	14,194	15,675	60,565	68,981
Amortization of deferred sales commissions	841	1,571	4,462	6,529
Marketing and sales promotion	4,941	4,692	19,503	17,107
General and administrative	9,592	9,612	40,188	39,195
Total operating expenses	48,796	51,411	206,872	211,972
Operating income	28,081	30,955	119,804	140,349
Non-operating income (loss)	(83)	(2,199)	21,205	16,059
Income before income tax provision	27,998	28,756	141,009	156,408
Income tax provision	1,689	6,602	12,568	18,497
Net income	26,309	22,154	128,441	137,911
Net income attributable to non-controlling interest in Calamos Investments LLC	(21,839)	(22,683)	(108,813)	(122,501)
Net (income) loss attributable to non-controlling interest in partnerships	136	465	(1,436)	460
Net income (loss) attributable to CAM	$4,606	$(64)	$18,192	$15,870

Earnings per share
Basic	$0.23	$0.00	$0.89	$0.79
Diluted	$0.22	$0.00	$0.88	$0.77

Weighted average shares outstanding
Basic	20,386,115	20,126,857	20,334,299	20,103,758
Diluted	20,792,516	20,709,703	20,745,922	20,611,909

Supplemental Information:
Non-GAAP net income attributable to CAM	$6,576	$6,148	$25,278	$27,297
Non-GAAP diluted earnings per share	$0.32	$0.30	$1.22	$1.32

Calamos Asset Management, Inc.
Total Assets
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Funds
Beginning total assets	$25,757	$24,313	$25,045	$27,352
Net redemptions	(1,979)	(404)	(3,452)	(909)
Market appreciation (depreciation)	(449)	1,136	1,736	(1,398)
Ending total assets	23,329	25,045	23,329	25,045
Average total assets	24,470	25,485	25,704	27,339
Separate Accounts
Beginning total assets	8,536	7,464	7,732	8,062
Net redemptions	(1,147)	(110)	(1,100)	(5)
Market appreciation (depreciation)	(138)	378	619	(325)
Ending total assets	7,251	7,732	7,251	7,732
Average total assets	7,799	7,744	8,147	8,354
Total Assets
Beginning total assets	34,293	31,777	32,777	35,414
Net redemptions	(3,126)	(514)	(4,552)	(914)
Market appreciation (depreciation)	(587)	1,514	2,355	(1,723)
Ending total assets	30,580	32,777	30,580	32,777
Average total assets	$32,269	$33,229	$33,851	$35,693

	At December 31,		Change
	2012	2011	Amount	Percent
Funds
Open-end funds	$17,829	$19,785	$(1,956)	(10%)
Closed-end funds	5,500	5,260	240	5
Total funds	23,329	25,045	(1,716)	(7)
Separate Accounts
Institutional accounts	5,191	5,505	(314)	(6)
Managed accounts	2,060	2,227	(167)	(7)
Total separate accounts	7,251	7,732	(481)	(6)
Ending total assets	$30,580	$32,777	$(2,197)	(7%)

	At December 31,		Change
	2012	2011	Amount	Percent
Assets by Strategy3
Equity	$17,144	$18,200	$(1,056)	(6%)
Convertible	4,818	6,436	(1,618)	(25)
Enhanced Fixed Income	3,140	3,005	135	4
Alternative	2,482	2,320	162	7
Total Return	2,360	2,255	105	5
High Yield	400	333	67	20
Fixed Income	236	228	8	4
Ending total assets	$30,580	$32,777	$(2,197)	(7%)

3 Assets previously categorized as Low-volatility Equity are now classified as Equity or Convertible based on the underlying investment strategy.

Table A
Calamos Asset Management, Inc.
 Reconciliation of GAAP to Non-GAAP Diluted Earnings Per Share
(in thousands, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December	September	December	December	December
	31, 2012	30, 2012	31, 2011	31, 2012	31, 2011

Net income (loss) attributable to CAM (GAAP)	$4,606	$4,733	$(64)	$18,192	$15,870
Exclude:
Deferred tax amortization on intangible assets	1,979	1,979	1,979	7,916	7,916
Increase in deferred tax valuation allowance	-	-	4,000	1,900	5,200
Certain professional service fees, net of taxes	-	-	-	-	595
Non-operating (income) loss, net of taxes	(9)	(234)	233	(2,730)	(2,284)
Non-GAAP net income attributable to CAM	$6,576	$6,478	$6,148	$25,278	$27,297

Diluted - Weighted average shares outstanding	20,792,516	20,802,592	20,709,703	20,745,922	20,611,909

Diluted earnings per share (GAAP)	$0.22	$0.23	$0.00	$0.88	$0.77
Non-GAAP diluted earnings per share	$0.32	$0.31	$0.30	$1.22	$1.32

Table A – Notes
Calamos Asset Management, Inc.
 Notes to Reconciliation of GAAP to Non-GAAP

The company provides investors with certain adjusted, non-GAAP financial measures including non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share.  These non-GAAP financial measures are provided to supplement the consolidated financial statements presented on a GAAP basis. These non-GAAP financial measures adjust GAAP financial measures to include the tax benefit from the amortization of deferred taxes on intangible assets and to exclude the increase in deferred tax valuation adjustment, certain professional service fees related to CAM’s review of options for creating a greater degree of clarity regarding our market capitalization and CAM’s non-operating income (loss), net of taxes.  The company believes these adjustments are appropriate to enhance an overall understanding of operating financial performance, as well as to facilitate comparisons with historical earnings results.  These adjustments to the company’s GAAP results are made with the intent of providing investors a more complete understanding of the company’s underlying earnings results and trends and marketplace performance.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis of managing the company.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.  Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in Table A.

Non-GAAP net income attributable to CAM is calculated by adjusting the following items from GAAP net income attributable to CAM:

(i) amortization of deferred taxes on intangible assets associated with the election under section 754 of the Internal Revenue Code of 1986, as amended (Section 754 election);

(ii) increase in deferred tax valuation allowance

(iii) certain professional service fees, net of taxes; and

(iv) CAM’s non-operating income (loss), net of taxes.

Non-GAAP diluted earnings per share is calculated by dividing  (i) Non-GAAP net income attributable to CAM by (ii) diluted weighted average shares outstanding.

The deferred tax assets from the Section 754 election allows for a quarterly reduction of $2.0 million in future income taxes owed by the company through 2019, to the extent that a tax payable exists during the quarter. As a result, this cash savings will accrue solely for the benefit of the shareholders of the company’s common stock. The company believes that adjusting this item from the calculation of the above non-GAAP items can be a useful measure in allowing investors to see the company’s performance. The change in the allowance on the deferred tax asset is excluded from the above non-GAAP items as it may fluctuate in future periods affecting prior period comparisons. Certain professional service fees related to CAM’s review of options for creating a greater degree of clarity regarding our market capitalization, and non-operating income (loss) are excluded from the above non-GAAP items as they can distort comparisons between periods. As noted above, the company believes that measures excluding these items are useful in analyzing operating trends and allowing for more comparability between periods, which may be useful to investors.

The company believes that non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share are useful measures of performance and may be useful to investors, because they provide measures of the company’s core business activities adjusting for items that are non-cash and costs that may distort comparisons between periods. These measures are provided in addition to the company's net income attributable to CAM and diluted earnings per share calculated under GAAP, but are not substitutes for those calculations.

Table B
Calamos Asset Management, Inc.
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest income	$94	$74	$385	$289
Interest expense	(1,506)	(1,503)	(6,017)	(6,650)
Net interest expense	(1,412)	(1,429)	(5,632)	(6,361)

Investment income (loss)	1,366	(823)	26,630	22,222
Miscellaneous other income (loss)	(37)	53	207	198
Investment and other income (loss)	1,329	(770)	26,837	22,420
Non-operating income (loss)	(83)	(2,199)	21,205	16,059

Net (income) loss attributable to non-controlling interest in partnerships	136	465	(1,436)	460

Non-operating income (loss), net of non-controlling interest in partnerships	$53	$(1,734)	$19,769	$16,519

Table C
Calamos Asset Management, Inc.
Summary of Corporate Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Returns reflected in earnings:
Investment income (loss)	$1,366	$(823)	$26,630	$22,222
Net (income) loss attributable to non-controlling interest in partnership investments	136	465	(1,436)	460

Returns reflected in stockholders’ equity:
Net unrealized gain (loss) reported in stockholders’ equity, inclusive of non-controlling interest	(2,914)	4,682	(1,485)	(46,550)
Total investment portfolio returns	$(1,412)	$4,324	$23,709	$(23,868)
Average investment securities owned	$388,400	$334,491	$333,224	$353,106
Total corporate investment portfolio returns	(0.4%)	1.3%	7.1%	(6.8)%

Table D
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
 (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Income tax provision	$1,689	$6,602	$12,568	$18,497
Income tax (provision) benefit attributable to non-controlling interest in Calamos Investments LLC	(35)	(138)	148	(570)
Income tax provision attributable to CAM	1,654	6,464	12,716	17,927
Net income (loss) attributable to CAM	4,606	(64)	18,192	15,870
Income before taxes attributable to CAM	$6,260	$6,400	$30,908	$33,797
CAM’s effective income tax rate4	26.4%	101.0%	41.1%	53.0%

Source: Calamos Asset Management, Inc.

# # #

4 The income tax provision for the three months ended December 31, 2012 includes an adjustment to deferred taxes on equity compensation and has resulted in a lower rate for the quarter.  For the twelve months ended December 31, 2012, the income tax provision includes a $1.9 million valuation allowance recorded in the second quarter of 2012.  Excluding this allowance, CAM’s effective income tax rate would be 35.0% for the twelve months ended December 31, 2012.

In addition, the 2011 income tax provision includes a $4.0 million valuation allowance recorded in the fourth quarter and $5.2 million for the twelve months ended December 31, 2011.  Excluding this allowance, CAM’s effective income tax rate would be 38.5% for the fourth quarter 2011 and 37.7% for the twelve months ended December 31, 2011.